Exhibit 10.53

September 15, 2005

Tom Eby

Dear Tom,

I am pleased to extend you this offer of employment to join Spansion, LLC. as Chief Marketing Officer, Spansion, reporting to Bertrand Cambou in our Sunnyvale, CA office. Please see below of an outline of your compensation and benefits package.

Base Salary – Your initial bi-weekly base salary will be $13,775.24 which is equal to $358,156.24 on an annual basis. Spansion has 26 pay periods per year.

Bonus – You will continue your participation in Spansion’s Vice President Incentive Plan (VPIP) with a short-term component target of 50% of base pay and a maximum of 150% of base pay. The long-term component of the VPIP will be a modified version of the current AMD VPIP long-term component for which your target is 30% of base pay.

Benefits and Perquisites – Spansion makes available the same comprehensive benefits program available through AMD; including medical, dental, life and disability insurance coverage, 401(k) retirement savings plan with matching contributions, cash and deferred profit sharing plans, a payroll deduction stock investment plan, and a paid sabbatical after seven years of employment. The only current difference between AMD and Spansion benefits involves taxation under the stock purchase plan.

As a current employee of Advanced Micro Devices, Inc., you will be eligible for bridging your AMD and Spansion service for purposes of stock option vesting continuity (if applicable), profit sharing eligibility, continuing sabbatical (or recognition trip) and vacation accrual. Your current accrued and unused vacation time will transfer with you to Spansion. In addition, your current elections under AMD’s benefits programs (e.g. health and welfare insurance coverage, 401k contributions, flexibility account contributions, and stock purchase plan contributions, etc.) will move with you to Spansion.

Spansion also makes available to our Vice Presidents, a broad range of benefits and executive perquisites including disability insurance and a $2,000 monthly company car allowance. You will be taxed on the allowance based on a table produced by the IRS. Spansion will also reimburse you for your tax and estate planning/preparation up to $6,000 yearly.

In addition, you will receive, at company expense, individual life insurance of three times your base salary up to a maximum of $2,000,000 and you are eligible to participate in Spansion’s Executive Savings Plan. This plan enables you to contribute salary and/or bonus dollars on a tax deferred basis.

TE

Initials

Tom Eby

September 15, 2005

Finally, Spansion will reimburse up to $1,200 for your first year annual executive physical examination and up to $800 per year thereafter.

Your current employee number will remain the same and you will not need to attend new employee orientation. We will need you to sign a new confidentiality agreement (enclosed) and you will also need to exchange your current AMD badge for a Spansion badge.

This offer of employment will remain open until September 16, 2005. To accept this offer, initial page one, sign this letter and return it to me in the enclosed envelope by no later than this day.

Spansion looks forward to having you as a member of the team. The dedication, creative drive and loyalty of our employees has enabled us to impact the world through our technological advances in the FLASH Memory field. We are confident that your contributions to Spansion will be significant.

Sincerely yours,

/s/ Eric Bodtker

Eric	Bodtker

Staffing Manager

I am pleased to accept offer of employment as outlined herein.

/s/ Thomas T. Eby Signature	September 19, 2005 Start Date*

September 16, 2005 Date Signed

*If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact your recruiter.